EXHIBIT F-1


                                        October 13, 2000

Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Energy East Management Corporation
               SEC File No. 70-9675

Gentlemen:

          Regarding the transactions proposed and described in the Application or Declaration on Form U-1 filed by Energy East Corporation ("Energy East"), CIS Service Bureau, L.L.C. and The Union Water-Power Company with this Commission in the captioned proceeding in connection with the provision of intra-system services by Energy East Management Corporation in accordance with the documents filed as Exhibits B-1 through B-11 ("Proposed Provision"), we are of the opinion that:

          (1) subject to the following paragraph, all state laws applicable to the Proposed Provision will have been complied with;

          (2) Energy East Management Corporation is a validly organized and duly existing corporation; and

          (3) the Proposed Provision will not violate the legal rights of the holders of any securities issued by Energy East Management Corporation or any associate company thereof.


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          In rendering our opinion in paragraph (a) above, we have assumed that, with respect to the Proposed Provision, appropriate action will have taken place or there will be no adverse action, as the case may be, by the New York State Public Service Commission, the Maine Public Utilities Commission, the Massachusetts Department of Telecommunications and Energy or the Connecticut Department of Public Utility Control.

          We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Application or Declaration.

                                        Very truly yours,



                                        HUBER LAWRENCE & ABELL